UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2012

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in its Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 765-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

International Flavors & Fragrances Inc. (the “Company”) today announced that on August 1, 2012 it reached an overall settlement with the Spanish tax authorities regarding income tax deductions taken by its Spanish subsidiaries for the years 2004-2010.

As previously disclosed in the Company’s Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended March 31, 2012, the Spanish tax authorities disputed certain income tax deductions taken by the Company’s Spanish subsidiaries. As a result, the Spanish tax authorities had imposed an income tax assessment on the Company’s Spanish subsidiaries for the 2002-2003 fiscal years of Euro 21.8 ($26.8) million and for the 2004-2006 fiscal years of Euro 62.8 ($77.2) million (including in each case estimated interest computed as of June 30, 2012), and alleged claims of tax avoidance, both of which the Company was appealing with the Spanish National Appellate Court and Spanish Central Economic-Administrative Tribunal (“TEAC”), respectively. As the challenged tax positions were consistently taken by the Company’s Spanish subsidiaries from 2003 through the end of 2011, the Company had also anticipated receiving additional assessments for the fiscal years 2007-2011.

Pursuant to the settlement, the Company and the Spanish tax authorities agreed to settle all disputes and claims arising from the Company’s Spanish subsidiaries’ tax returns for the 2004-2010 fiscal years in exchange for an agreed-upon payment of Euro 86.0 ($105.7) million, in the aggregate, before the end of 2012. The settlement agreement does not specifically address the 2011 fiscal year as the Spanish subsidiaries’ 2011 tax return was filed in late July 2012 and has not yet been audited. However, based on the settlement reached for 2004 through 2010, the Company’s Spanish subsidiaries expect to receive an assessment for 2011 on a basis consistent with the 2004-2010 settlement and, therefore, the Company will also take a charge for the 2011 period.

In accordance with ASC 740 “Income Taxes,” as of June 30, 2012, the Company had accrued liabilities for uncertain tax positions of $45.4 million in connection with the income tax positions taken by the Company’s Spanish subsidiaries from 2004 through 2011. As a result of the settlement, the Company will record an after-tax charge in the third quarter of 2012 of $58.5 million, or $0.71 per share, including the tax settlement for 2004-2010 and the expected assessment for 2011, as described above.

The settlement agreement does not address the Spanish tax authorities’ challenges to similar tax deductions taken in the 2002-2003 fiscal years, which were further along in the Spanish judicial process. As previously disclosed, the Company has appealed these challenges to the Spanish National Appellate Court and intends to continue to defend them. As a result of the settlement, however, the Company will record, in the third quarter of 2012, an additional accrual for uncertain tax positions for 2002-2003 of $13.9 million or $0.17 per share.

As part of the overall settlement, the Company and the Spanish tax authorities have also preliminarily agreed upon the key principles to be incorporated into an agreement that will establish the tax basis for the Company’s activities in Spain for 2012 and future years. The Company expects to formalize this agreement prior to the end of 2012. The terms and conditions of the agreement are not expected to have a material impact on the Company’s effective tax rate for 2012.

The Dollar equivalents of Euro amounts noted above are calculated using current exchange rates.

A copy of the press release is furnished as Exhibit 99.1.

This Current Report on Form 8-K includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including (i) the Company’s expectation regarding the ultimate assessment that will be imposed by the Spanish tax authorities for the 2011 fiscal year upon the completion of the audit of the 2011 Spanish tax return; (ii) the final resolution of the pending legal proceedings associated with the income tax deductions taken for the 2002-2003 fiscal year; (iii) the Company’s ability to execute, and its expectations regarding the final terms of, the agreement with the Spanish tax authorities for 2012 and future years; and (iv) the after-tax impact of the related charges. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those in the forward-looking statements, including, but not limited to: (1) that the Spanish tax authorities may impose tax assessments for the 2011 fiscal year that are inconsistent with those agreed upon for the 2004-2010 fiscal years; (2) the timing and terms of the final resolution of the legal proceedings regarding the 2002-2003 fiscal years; (3) the Company’s ability to execute the agreement for 2012 and future years with the terms and conditions as presently contemplated prior to the end of 2012; and (4) the accuracy of the assumptions and other factors involved in determining accruals and after-tax charges. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by International Flavors & Fragrances Inc. on August 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Kevin C. Berryman

	Name:	Kevin C. Berryman
	Title:	Executive Vice President and Chief Financial Officer

Date: August 2, 2012